Exhibit 99.1

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES FOURTH QUARTER
PREFERRED DIVIDENDS
DALLAS — (December 22, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared its preferred stock dividends for the fourth quarter ending December 31, 2008.
The Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the fourth quarter ending December 31, 2008. The dividend, which equates to an annual rate of $2.1375 per share, is payable on January 15, 2009, to shareholders of record as of December 31, 2008.
The Board also has declared a quarterly cash dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the fourth quarter ending December 31, 2008. The dividend, which equates to an annual rate of $2.1125 per share, is payable on January 15, 2009, to shareholders of record as of December 31, 2008.
The Board has not made any determination for the common stock dividend for the fourth quarter ending December 31, 2008, or its dividend policy for 2009, which are expected to be announced as soon as a determination has been made.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans, and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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